Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1) Registration Statement (Form F-3 No. 333-280934) of Brainsway Ltd. and in the related Prospectus,

(2) Registration Statement (Form S-8 No. 333-230979) pertaining to the 2014 Share Incentive Plan of Brainsway Ltd.

of our reports dated April 21, 2025, with respect to the consolidated financial statements of Brainsway Ltd., and the effectiveness of internal control over financial reporting of Brainsway Ltd., included in this Annual Report (Form 20-F) of Brainsway Ltd. for the year ended December 31, 2024.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
April 21, 2025	KOST FORER GABBAY AND KASIERER
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